Exhibit 99

UNIVERSAL ELECTRONICS FILES ITC COMPLAINT AGAINST ROKU AND ITS PARTNERS, TCL, HISENSE AND FUNAI
SCOTTSDALE, AZ - May 19, 2020 - Universal Electronics Inc. (UEI), (NASDAQ: UEIC), the worldwide leader in universal control and sensing solutions for the smart home, announced that on May 18, 2020, the International Trade Commission has instituted an investigation into the importation of certain streaming players, remote controls, televisions, set top boxes, and components (collectively, the “Infringing Parties’ Products”) by Roku Inc. (“Roku”) and its partners TTE Technology Inc. d/b/a/ TCL USA and TCL North America (and certain affiliated TCL companies) (the “TCL Companies”), Hisense Co Ltd (and certain affiliated Hisense companies) (the “Hisense Companies”), and Funai Electric Co., Ltd. (and certain affiliated Funai companies) (the “Funai Companies”) (collectively, Roku, the TCL Companies, the Hisense Companies, and the Funai Companies are referred to as the “Infringing Parties”). This investigation is in response to UEI’s complaint filed with the ITC on April 16, 2020 alleging that the Infringing Parties have engaged in unfair trade practices by the importation, sale for importation, and/or sale after importation into the United States of the Infringing Parties’ Products that infringe one or more claims of UEI’s U.S. Patent Nos. 9,911,325 (the “’325 Patent”), 7,589,642 (the “’642 Patent”), 7,969,514 (the “’514 Patent”), 10,600,317 (the “’317 Patent”), 10,593,196 (the “’196 Patent”), and 9,716,853 (the “’853 Patent”) (collectively, the “UEI Patents”).

“For over 30 years, UEI has invested in innovation to invent unique technology for our customers, including our Emmy® award-winning Advanced Voice Control for Smart Entertainment and IoT,” said Paul Arling, UEI’s chairman and CEO. “To protect our assets, we have amassed over 500 patents that we use in our solutions and license to software and technology manufacturers. When other companies use our technology without permission, we first endeavor to form mutually beneficial business arrangements and it is only when such arrangements cannot be achieved that we take action to vigorously protect our valuable IP.” Mr. Arling added, “We believe that the ITC plays a valuable role in protecting U.S. industries like UEI’s and in preventing unfair trade practices. We look forward to the ITC protecting our substantial and significant efforts to innovate.”

By this request, UEI asks the ITC to issue an Exclusion Order to bar importation of those Infringing Parties’ Products and a Cease and Desist Order to bar further sales and other domestic commercial activities of Infringing Parties’ Products that have already been imported. UEI expects that the ITC investigation to continue through 2020 and that the case will be tried in the first quarter of 2021.

UEI has also filed concurrent suits in the United States District Court for the Central District of California against these same Infringing Parties. Those complaints include allegations of patent infringement regarding the UEI Patents and UEI seeks both damages and injunctive relief.

Certain of the UEI Patents have been successfully litigated in prior UEI legal actions. All of the UEI Patents are part of a portfolio of technology that is broadly licensed to OEMs, software development companies, private label customers, and subscription broadcast providers in the consumer electronics, subscription broadcast, home entertainment, automation, security, hospitality and climate control markets. Licensees of QuickSet include service providers such as Comcast, AT&T and Dish Network Corporation; smart TV manufacturers such as Sony Corporation and Samsung; and leading game console manufacturers such as Microsoft Corporation on its Xbox One game system.

About Universal Electronics
Universal Electronics Inc. is the worldwide leader in universal control and sensing technologies for the smart home. For more information, please visit www.uei.com/about.
Contacts

Richard A. Firehammer, Jr., SVP and General Counsel, UEI, 480.530.3000
Press: Shoshana Leon, Corporate Communications, UEI, sleon@uei.com, 480.521.3354
IR: Kirsten Chapman, LHA Investor Relations, uei@lhai.com, 415.433.3777
Note on Forward-looking Statements
This press release and accompanying schedules contain "forward-looking statements" within the meaning of federal securities laws, including statements regarding the ITC complaint, the litigation in the Central District of California, and the timing and outcome of those proceedings. Such forward-looking statements are based on expectations, estimates and projections about the markets in which the Company operates, management’s beliefs, and certain assumptions made by management and involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements, including but not limited to (1) the outcome of any legal proceedings that have been or may be initiated by the Company or that may be initiated against the Company; (2) the ability to capitalize on the Company’s patent portfolio and generate licensing fees and revenues; (3) the ability of the Company to be successful in entering into licensing relationships with its targeted customers on commercially acceptable terms; (4) potential challenges to the validity of the Company’s patents underlying its licensing opportunities; (5) the ability of the Company to achieve widespread adoption of the Company’s QuickSet Technology; and (6) the possibility that Company may be adversely affected by other economic, public health, competitive, and/or business factors, including the restrictions that local, state, provincial and national governments have placed on our factories and other offices, our workforce, and our suppliers and logistics providers that could disrupt supply or delivery of our products and management’s ability to mitigate those effects. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release. We make these forward-looking statements as of May 19, 2020. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

2